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                                                                    EXHIBIT 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors of
Community Banks of Georgia, Inc.

We hereby consent to incorporation by reference in this Registration Statement on Form S-8 of our report dated February 13, 2004 related to the consolidated balance sheets of Community Banks of Georgia, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of operation, comprehensive income, changes in shareholder's equity, and cash flows for each of the three years in the period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-KSB Community Banks of Georgia, Inc.


/s/ Porter Keadle Moore LLP


Atlanta, Georgia
January 7, 2005